EXHIBIT 99.1

BIO-LOGIC REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.09

Hearing Diagnostics and Infant Screening Sales Benefit From Educational Marketing Initiative

Balance Sheet Strengthened as Cash Grows to $11.4 Million

MUNDELEIN, IL, September 30, 2003 – Bio-logic Systems Corp. (Nasdaq: BLSC), a designer and marketer of computerized medical electro-diagnostic equipment and disposables, today reported financial results for the fiscal 2004 second quarter and six months ended August 31, 2003.

Second Quarter Results

Net sales for the second quarter decreased 3 percent to $6.9 million, compared to $7.2 million for the same quarter a year ago. Gross profit margin increased to 69.7 percent from 68.3 percent, due mainly to favorable changes in product mix. Total operating expenses for the quarter decreased to $4.4 million compared with $4.7 million last year, due to lower selling, general and administrative (SG&A) expenses, primarily related to decreased professional fees and doubtful account provisions, and lower research and development costs, due to decreased expenses and higher net capitalization of software projects related to hearing products.

Operating income for the quarter was $459,000, compared to $188,000 for the same period last year. Net income for the quarter was $400,000, or $0.09 per diluted share, compared to $135,000, or $0.03 per diluted share, in the second quarter of fiscal 2003. The increase in net income was partially due to an $85,000 income tax adjustment resulting from historical tax refunds for research and experimentation expense. Total tax credits for the fiscal year are expected to be up to $620,000, subject to acceptance by the Internal Revenue Service.

The company had $11.4 million in cash at August 31, 2003, an increase of $700,000 from its February 28, 2003, fiscal year end. Book value per share increased to $4.59, up from $4.43 at the end of the fiscal year.

“We continued to show strong growth in sales of our hearing diagnostics products worldwide and disposables in the U.S., but experienced lagging sales across our neurology product line, due in large part to heightened competitive activity and deferred purchasing decisions on large epilepsy monitoring systems. International sales showed 23 percent growth quarter over quarter, led by our hearing products,” commented Roderick G. Johnson, president and chief operating officer.

“Hearing sales benefited from the success of our marketing initiative launched earlier in the year, which features our hearing diagnostics and infant screening products in a series of educational seminars presented throughout the country and in selected international markets. Now halfway through the planned number of presentations, the program has made a material contribution to sales, and has built relationships that we anticipate will continue to contribute to our top line going forward.

“We have also continued our positive momentum on the hearing side by signing a new agreement with Consorta, a large group purchasing organization with 2,000 members, covering all of our hearing products. In addition, we expanded our agreement with Novation, the largest GPO in the U.S., to include the Ear Muffin™, providing a high quality, cost effective alternative to competitive disposable transducers,” Johnson added.

Six Month Results

For the six months ended August 31, 2003, net sales decreased 8 percent to $13.2 million, compared with $14.4 million for the same period last year. Growth in the hearing business did not offset declines in neurology during the period. Gross profit as a percent of sales improved to 69.5 percent from 68.2 percent, due mainly to favorable changes in product mix. Total operating expenses declined to $8.4 million in the first half of fiscal 2004 from $9.0 million last year, due to decreased SG&A primarily attributable to lower sales related expenses, professional fees and doubtful account provisions.

Operating income was $837,000 compared to $800,000 for the same period a year ago. Net income for the six months, aided by the tax credits recorded in the second quarter, was $674,000, or $0.15 per diluted share, compared with $523,000, or $0.12 per share, for the same period a year ago.

Looking Forward

“At the end of the second quarter, we saw encouraging news in the neurology business with the receipt of a large order that is expected to ship in October. We also launched new software features for many of our neurology products in early September, which we believe will strengthen our position in the market place. In the hearing business, we expect to have redesigned AuDX® and ABaer®/Navigator® Pro hardware available in the third quarter, as well as a newly designed OAE probe which we expect will improve reliability and customer satisfaction. We have also released a modified Ear Muffin™ that adapts to our competitor’s side-mounted transducers, and we anticipate continued account conversions as a result. Internationally, we are continuing to see more interest in our hearing screening and diagnostics products,” Johnson concluded.

About Bio-logic

Bio-logic Systems Corp., headquartered in Mundelein, IL, designs, develops, assembles and markets computer-based electro-diagnostic systems and related disposables for use by hospitals, clinics, school districts, universities and physicians. The systems conduct tests that are typically used by medical practitioners to aid in the diagnosis of certain neurological disorders, brain disorders and tumors and sensory disorders, including audiological and hearing screening and diagnosis.

This release contains forward-looking statements (as such term is defined in Section 21E of the Securities Exchange Act of 1934), including statements regarding expected tax credits for the fiscal year, the anticipated impact of Bio-logic’s marketing initiative and statements under the caption “Looking Forward,” that reflect management’s current expectations about Bio-logic’s future results, performance, prospects and opportunities. Management has attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “could” or similar expressions, but these words are not the exclusive way of identifying these statements. These forward-looking statements are based on information currently available to management and are subject to a number of risks, uncertainties and other factors that could cause Bio-logic’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include general economic and business conditions, turnover in Bio-logic’s sales force, lack of acceptance of new technology by clinicians and other healthcare professionals, the results of research and development efforts, technological changes, competition, potential changes in regulation by the FDA, costs relating to manufacturing of products, the timing of customer orders, Internal Revenue Service determinations and other facts affecting the realization of the anticipated tax credits and other factors detailed from time to time in Bio-logic’s filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, Bio-logic undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

Bio-logic Systems Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Retained Earnings

(Unaudited)

(In Thousands, Except for Share Amounts and Per Share Data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2003	2002	2003	2002
NET SALES	$6,927	$7,174	$13,246	$14,405
COST OF SALES	2,096	2,271	4,038	4,575

Gross Profit	4,831	4,903	9,208	9,830

OPERATING EXPENSES:
Selling, general & administrative	3,095	3,236	5,949	6,574
Research & development	1,277	1,479	2,422	2,456

Total operating expenses	4,372	4,715	8,371	9,030

OPERATING INCOME	459	188	837	800
OTHER INCOME (EXPENSE):
Interest income	22	25	38	62
Interest expense	—	(1)	—	(1)
Miscellaneous	—	3	2	1

Total other income	22	27	40	62

INCOME BEFORE INCOME TAXES	481	215	877	862
PROVISION FOR INCOME TAXES	81	80	203	339

NET INCOME	$400	$135	$674	$523

RETAINED EARNINGS, BEGINNING OF PERIOD	13,836	12,500	13,562	12,112

RETAINED EARNINGS, END OF PERIOD	$14,236	$12,635	$14,236	$12,635

EARNINGS PER SHARE:
Basic	$0.10	$0.03	$0.16	$0.12

Diluted	$0.09	$0.03	$0.15	$0.12

BASIC SHARES OUTSTANDING	4,202,396	4,196,467	4,200,126	4,194,781
DILUTED SHARES OUTSTANDING	4,398,824	4,308,686	4,390,920	4,322,090

SELECTED BALANCE SHEET DATA

	As of August 31, 2003	As of February 28, 2003
Cash and marketable securities	$11,395	$10,678
Current assets	20,486	21,028
Total assets	24,527	25,190
Current liabilities	4,875	6,224
Long-term obligations	—	—
Shareholders’ equity	18,972	18,286